UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 18, 2009

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events.

The purpose of this Form 8-K Current Report is to provide an update regarding material litigation that may impact the Company’s plan of liquidation.

As previously disclosed, Jugal K. Taneja, William LaGamba, Steve Watters and certain members of Messrs. Taneja’s and LaGamba’s families, filed a complaint against the Company in the Superior Court, Judicial District of Hartford, Connecticut, which purported to be a derivative action brought on behalf of all shareholders. The Company filed a motion to dismiss the complaint on the grounds that the plaintiffs lacked standing to assert their claims. On January 16, 2009, the Court granted the Company’s motion to dismiss and entered a judgment of dismissal with prejudice. The Company currently is unaware of what actions, if any, the plaintiffs will take in response to the dismissal.

Also as previously disclosed, McKesson Corporation previously filed a complaint against the Company in the United States District Court for the Northern District of California alleging among other things that the Company failed to pay McKesson approximately $725,000. On October 16, 2008, the Company and McKesson reached an agreement to settle this dispute. Pursuant to the settlement, effective January 21, 2009, the parties released each other, the Company paid $575,000 to McKesson and the Company assigned to McKesson its rights under a defaulted promissory note from Pharmacy Management Group. In the judgment of management, the Company was unlikely to collect any sums from Pharmacy Management Group with regard to this defaulted note.

Additionally, the Company continues to work at collecting payment on various notes receivable related to the sale of assets and resolving and paying its remaining accounts payable. The Company is also monitoring other contingent legal liabilities, including, among other things, leases which have been assigned to other parties in connection with the sale of assets, but for which the Company may still be liable. It expects all such matters to be resolved by the end 2010.

In light of the forgoing developments, the Company anticipates that its Board of Directors will soon meet to reassess the adequacy of the Company’s cash reserves and to discuss the amount and timing of the next liquidating distributions to shareholders. The Company intends to continue to file Forms 8-K as material developments occur to provide updates regarding its plan of liquidation and the timing and amount of liquidating distributions.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: February 18, 2009